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                                                                    EXHIBIT 99.1

[CMS ENERGY LOGO]                                                   NEWS RELEASE
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                      CMS ENERGY ISSUES STATEMENT ON AWARD
                 BY THE INTERNATIONAL CENTRE FOR THE SETTLEMENT
                         OF INVESTMENT DISPUTES TRIBUNAL

      JACKSON, Mich., May 17, 2005 - CMS Energy (NYSE: CMS) issued the following statement today in regard to the International Centre for the Settlement of Investment Disputes (ICSID) tribunal's decision on the Company's claim against
Argentina:

- An ICSID tribunal found in favor of CMS Energy's subsidiary, CMS Gas Transmission, and awarded compensation in the amount of U.S. $133 million, plus interest. The interest calculated to date brings the amount of the award to U.S. $149 million.

- The tribunal found Argentina violated its treaty obligations, including its obligations to treat CMS fairly and equitably, under the bilateral investment treaty between the United States and Argentina. Argentina's principle action was to change unilaterally the regulatory framework (including the tariff regime) for Transportadora de Gas del Norte (TGN), an Argentine gas transportation company in which CMS Gas Transmission owns a 29.42 percent interest. CMS Gas Transmission's original claim was for damages in the amount of U.S. $260 million. The award provides that CMS Energy shall be required to transfer its shares in TGN to Argentina following payment of the compensation if, by May 12, 2006, Argentina pays to CMS Energy an additional sum of U.S. $2.15 million.

- As part of its energy privatization incentives, Argentina gave TGN the right to calculate tariffs in U.S. dollars then convert them to pesos at the prevailing exchange rate, and to adjust tariffs every six months to reflect changes in inflation.

- Starting in early 2000, Argentina suspended the inflation adjustments. In December 2001 and January 2002, Argentina unilaterally terminated the right of gas transportation companies to calculate tariffs in U.S. dollars and to make inflation adjustments.


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-     CMS Gas Transmission began its ICSID arbitration in mid-2001, citing violations of Argentina's commitments under the bilateral investment treaty.

- Although the tribunal found that Argentina's actions reduced the value of CMS Energy's investment by approximately 95 percent it did not base the award on expropriation.

- The tribunal considered - and rejected - Argentina's constitutional arguments and found that Argentina's constitution expressly mandates the recognition of international treaty obligations and compliance with those obligations.

- The tribunal also examined Argentina's claim that its actions were justified by an economic emergency and concluded that didn't excuse Argentina from liability.

- The ICSID arbitration process, which is conducted under the auspices of the World Bank, allows Argentina to seek an annulment of the award from a newly constituted tribunal. Annulment proceedings could potentially result in substantial delay in the enforcement of the award.

- Media reports in Argentina have indicated that Argentina intends to contest the award.

- CMS Energy is filing a Form 8-K with the U.S. Securities and Exchange Commission about the ICSID award. That filing will include the full text of the award. It will be available at the CMS Energy website, www.cmsenergy.com, under "SEC Filings" in the "Invest in CMS" section.

      CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590